Exhibit 5

[LETTERHEAD OF CONNER & WINTERS]

October 19, 2004

Matrix Service Company

10701 East Ute Street

Tulsa, Oklahoma 74116

Re:	Matrix Service Company

Registration Statement on Form S-8 (the “Registration Statement”)

Gentlemen:

We have acted as counsel for Matrix Service Company, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement relating to an aggregate of 1,200,000 shares of Common Stock, par value $.01 per share, of the Company (the “Shares”), issuable upon the exercise of options which may from time to time be granted, to directors, officers, employees, consultants and advisors of the Company or its subsidiaries pursuant to the Matrix Service Company 2004 Stock Option Plan (the “2004 Plan”).

We have examined the Registration Statement being filed contemporaneously herewith. We have also examined and are familiar with an original or copy, the authenticity of which has been established to our satisfaction, of the 2004 Plan and all such documents, corporate records, and other instruments as we have deemed necessary to express the opinion herein set forth. In reaching the conclusions expressed in this opinion, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made. We have assumed that the consideration to be received by the Company for each of the Shares upon issuance will equal or exceed the par value per share of Common Stock of the Company.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the 2004 Plan and applicable authorized forms of Agreement thereunder, will be validly issued, fully paid, and non-assessable.

We are members of the bar of the State of Oklahoma. Our opinion expressed above is limited to the laws of the State of Oklahoma, the Delaware General Corporation Law and the federal laws of the United States of America, and we do not express any opinion herein concerning the laws of any other jurisdiction. As used herein, the term “Delaware General Corporation Law” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and judicial decisions interpreting these laws as of the date of this opinion.

We hereby consent to the Company’s filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Conner & Winters, P.C.

/s/ Conner & Winters, P.C.

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